Contact                                                                                                                                                FOR IMMEDIATE RELEASE
Aaron Koos aaron.koos@bge.com
Baltimore Gas and Electric Company (BGE)
BGE Media Hotline: 410.470.7433
BGE to Provide Federal Tax Reduction Benefits to Customers

BALTIMORE (Jan. 5, 2018) – Today BGE will file with the Maryland Public Service Commission (PSC) to pass approximately $82 million in annual tax savings to customers, resulting from federal tax cost reductions. The Tax Cuts and Jobs Act, which decreased the corporate tax rate from 35 percent to 21 percent, was signed into law on Dec. 22, 2017 and became effective on Jan. 1, 2018. If approved by the PSC, the average BGE residential electric customer can expect to see an estimated $2.31 decrease on their monthly bill, and the average residential combined natural gas and electric customer can expect an estimated $4.27 monthly reduction, effective in February 2018.

“Reduced tax costs create an opportunity for BGE customers to benefit from further decreases in their total energy bills,” said Calvin G. Butler Jr, chief executive officer of BGE. “Even prior to the tax reductions, the long-term trends of customers using significantly less energy and the declining costs of natural gas and electricity commodities have resulted in the average BGE residential customer’s total monthly bill remaining lower than 2008 levels.”

While customer bills have decreased, BGE has continued to invest in the systems serving customers, delivering the record lows in the frequency and duration of power outages, accelerated modernization of the natural gas system, and more useful information through the smart grid that allows customers to use energy more efficiently.

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 BGE, founded in 1816 as the nation’s first gas utility and headquartered in Baltimore, is Maryland’s largest natural gas and electric utility. The company’s approximately 3,200 employees are committed to safe and reliable power delivery to more than 1.25 million electric customers and more than 650,000 natural gas customers in central Maryland, as well as enhanced energy management, conservation, environmental stewardship and community assistance. J.D. Power’s 2017 Electric Utility Business Customer Satisfaction Study SM ranked BGE highest in customer satisfaction with business electric service in the east among large utilities. The company also has an estimated annual economic impact of $5 billion of output in its service area, supporting more than 9,500 local jobs and producing $923 million in labor income. BGE is a subsidiary of Exelon Corporation (NYSE: EXC), the nation’s leading competitive energy provider. Like us on Facebook and follow us on Twitter, YouTube  and Flickr.